Exhibit 99

                 Family Dollar Reports November Sales

                 Updates Fiscal 2008 Earnings Guidance


    MATTHEWS, N.C.--(BUSINESS WIRE)--Dec. 6, 2007--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the four weeks ended December 1, 2007, were approximately $559.3 million compared with $560.0 million for the comparable four-week period ended December 2, 2006. Comparable store sales for the four-week period decreased 3.4% when compared with sales for the similar four-week period last year. The Company had 6,477 stores as of December 1, 2007, including 22 new stores opened in the November period.

    "Macro-economic pressures continue to impact the spending capacity of low and low-middle income consumers. As our customers struggled to make ends meet in the first quarter of fiscal 2008, we saw sales increases in most consumable categories while more discretionary categories were softer," said Howard R. Levine, Chairman and CEO. "We currently expect this merchandise mix trend to continue through fiscal 2008 as customers cope with an increasingly challenging macro-economic environment. Consequently, we now expect that comparable store sales will be flat to up slightly in fiscal 2008 and that earnings per diluted share for fiscal 2008 will be between $1.62 and $1.74."

    First Quarter Sales Results and Earnings Guidance

    Sales for the first quarter of fiscal 2008 ended December 1, 2007, were approximately $1,683.0 million, or 5.2% above sales of approximately $1,600.3 million for the first quarter of fiscal 2007 ended November 25, 2006. Comparable store sales for the first quarter ended December 1, 2007, decreased 1.0% when compared with sales for the comparable period in fiscal 2007. Reflecting these sales results and an adverse merchandise mix, the Company now expects earnings per diluted share for the first quarter of fiscal 2008 to be between $0.36 and $0.38 compared with $0.36 per diluted share in fiscal 2007.

    The National Retail Federation ("NRF") monthly sales reporting calendar followed by the Company and widely used in the retail industry included a non-comparable fifth week in the January period of fiscal 2007. Consequently, the sum of monthly sales for fiscal 2007 reported in monthly sales releases will differ from the Company's reported sales for its fiscal 2007 quarterly periods.

    December Sales Outlook

    The Company currently anticipates that comparable store sales for the December period ending January 5, 2008, will be flat or decline slightly.

    Cautionary Statements

    Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- general economic conditions that could adversely impact consumer spending;

    -- economic conditions, including inflation and energy prices, that could affect our profitability;

    -- competitive factors that could limit our sales, growth or profitability;

    -- increases in comparable store sales and the success of our new store opening program;

    -- failure of existing or new technology to provide anticipated benefits;

    -- unusual weather, natural disaster, pandemic outbreaks, political events, war or acts of terrorism;

    -- our ability to select, obtain and market merchandise attractive to our customers at prices that allow us to profitably sell such merchandise;

    --  operational difficulties;

    --  our ability to operate distribution facilities;

    --  changes in regulations;

    -- changes in legal, regulatory or accounting guidance that could adversely affect our financial performance;

    -- higher costs or failure to achieve targeted results associated with the implementation of new programs or initiatives;

    --  adverse impacts associated with legal proceedings;

    --  our ability to attract and retain employees; and

    --  adverse events during the holiday season.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" or "Risk Factors" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    First Quarter Earnings Conference Call Information

    The Company plans to release first quarter results on January 8, 2008, before the market opens. The Company plans to host a conference call with investors on January 8, 2008, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call (888) 215-0829 for domestic US calls and (706) 634-8796 for international calls at least 10 minutes before the call is scheduled to begin. The conference ID for the conference call is 26507643.

    There will also be a live webcast of the conference call that can be accessed at the following link:
http://www.familydollar.com/investors.aspx?p=irhome.

    A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, January 8, 2008.

    About Family Dollar

    Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

    Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,400 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.


    CONTACT: Family Dollar Stores, Inc.
             INVESTOR CONTACT:
             Kiley F. Rawlins, CFA, 704-849-7496
             krawlins@familydollar.com
             or
             MEDIA CONTACT:
             Josh Braverman, 704-814-3447
             jbraverman@familydollar.com